FRP HOLDINGS, INC./NEWS

Contact: John D. Baker III

             Chief Financial Officer                                                                                            904/858-9100

FRP HOLDINGS, INC. (NASDAQ: FRPH) ANNOUNCES RESULTS FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2023

FRP Holdings, Inc. (NASDAQ-FRPH) Jacksonville, Florida; November 8, 2023 –

Third Quarter Operational Highlights (compared to the same quarter last year)

•	29.5% increase in pro-rata NOI ($8.09 million vs $6.24 million)
•	Mining royalty revenue increased 24.7%; 19.2% increase in royalties per ton
•	54.2% increase in Asset Management revenue; 58.2% increase in Asset Management NOI

Third Quarter Consolidated Results of Operations

Net income for the third quarter of 2023 was $1,259,000 or $.13 per share versus $480,000 or $.05 per share in the same period last year. The third quarter of 2023 was impacted by the following items:

•	Operating profit increased $1,047,000 compared to the same quarter last year due to improved revenues in all four segments.
•	Interest income increased $1,512,000 due primarily to an increase in interest earned on cash equivalents ($1,118,000) and increased income from our lending ventures ($349,000).
•	Interest expense increased $378,000 compared to the same quarter last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development this quarter compared to last year.
•	Equity in loss of Joint Ventures increased $1,035,000 primarily due to increased losses during lease up at The Verge ($856,000).

Third Quarter Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $1,442,000, up $507,000 or 54.2%, over the same period last year. Operating profit was $520,000, up $255,000 from $265,000 in the same quarter last year. Revenues and operating profit are up because of full occupancy at 1841 62nd Street (compared to 22.7% same period last year) and the addition of 1941 62nd Street to this segment in March 2023. We now have nine buildings in service at three different locations totaling 515,077 square feet of industrial and 33,708 square feet of office. At quarter end, we were 95.6% leased and 95.6% occupied. Net operating income in this segment was $1,096,000, up $403,000 or 58.2% compared to the same quarter last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $3,082,000 versus $2,471,000 in the same period last year. Total operating profit in this segment was $2,509,000, an increase of $509,000 versus $2,000,000 in the same period last year. This increase is the result of increases in revenue at nearly every active location. Net Operating Income this quarter for this segment was $2,837,000, up $501,000 or 21.4% compared to the same quarter last year.

Development Segment:

With respect to ongoing projects:

•	We are the principal capital source of a residential development venture in Prince George’s County, Maryland known as “Amber Ridge.” Of the $18.5 million of committed capital to the project, $17.3 million in principal draws have taken place through quarter end. Through the end of September 30, 2023, 175 of the 187 units have been sold, and we have received 19.6 million in preferred interest and principal to date.
•	Bryant Street is a mixed-use joint venture between the Company and MRP in Washington, DC consisting of three apartment buildings with ground floor retail and one commercial building which is fully leased. At quarter end, Bryant Street’s 487 residential units were 94.5% leased and 94.5% occupied. Its commercial space was 95.9% leased and 79.1% occupied at quarter end.
•	Lease-up is underway at The Verge, and at quarter end, the building was 89.5% leased and 74.1% occupied inclusive of 25 units licensed to Placemaker Management for a short-term corporate rental program. Retail at this location is 45.2% leased. This is our third mixed-use project in the Anacostia waterfront submarket in Washington, DC.
•	.408 Jackson is our second joint venture project in Greenville. Leasing began in the fourth quarter of 2022 with residential units 93.4% leased and 86.8% occupied at quarter end. Retail at this location is 100% leased and currently under construction and expected to open this winter.
•	Windlass Run, our suburban office and retail joint venture with St. John Properties, Inc. signed a new office lease for 2,752 square feet bringing the office portion of the project to 82.1% leased and 78.3% occupied. Additional retail space at this site is 38.2% leased and 22.9% occupied.
•	This past quarter we broke ground on a new speculative warehouse project in Aberdeen, Maryland on Chelsea Road. This Class A, 259,200 square foot building due to be complete in the 3rd quarter of 2024.

Stabilized Joint Venture Segment:

Total revenues in this segment were $5,633,000, an increase of $157,000 versus $5,476,000 in the same period last year. The Maren’s revenue was $2,670,000, an increase of 2.4% and Dock 79 revenues increased $95,000 to $2,963,000 or 3.3%. Total operating profit in this segment was $840,000, a decrease of $66,000 versus $906,000 in the same period last year. During the quarter we experienced water damage to an elevator that resulted in a $100,000 insurance deductible expense. Pro-rata net operating income this quarter for this segment was $2,038,000, down $665,000 or 24.6% compared to the same quarter last year because of the sale of our 20% Tenancy-In-Common (TIC) interest in both properties to Steuart Investment Company (SIC), mitigated by $231,000 in pro-rata NOI from our share of the Riverside joint venture in Greenville, SC.

At the end of September, The Maren was 93.18% leased and 93.94% occupied. Average residential occupancy for the quarter was 95.57%, and 59.70% of expiring leases renewed with an average rent increase on renewals of 3.18%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the quarter was 95.08%, and at the end of the quarter, Dock 79’s residential units were 93.44% leased and 95.74% occupied. This quarter, 71.43% of expiring leases renewed with an average rent increase on renewals of 2.30%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At quarter end, the building was 94.5% leased with 91.5% occupancy. Average occupancy for the quarter was 92.92% with 52.83% of expiring leases renewing with an average rental increase of 8.55%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Nine Months Operational Highlights (compared to the same period last year)

•	26.2% increase in pro-rata NOI ($22.69 million vs $17.97 million)
•	Mining Royalties increased 23.8%; 13% increase in royalties per ton
•	46.4% increase in Asset Management revenue; 46.2% increase in Asset Management NOI

Nine Months Consolidated Results of Operations

Net income for the first nine months of 2023 was $2,422,000 or $.26 per share versus $1,809,000 or $.19 per share in the same period last year. The first nine months of 2023 was impacted by the following items:

•	Operating profit increased $3,238,000 compared to the same period last year due to improved revenues and profits in all four segments.
•	Management company indirect increased $393,000 due to merit increases and new hires along with recruiting costs.
•	Interest income increased $5,001,000 due primarily to an increase in interest earned on cash equivalents ($3,637,000) and increased income from our lending ventures ($1,228,000).
•	Interest expense increased $1,036,000 compared to the same period last year due to less capitalized interest. We capitalized less interest because of fewer in-house and joint venture projects under development compared to last year.
•	Equity in loss of Joint Ventures increased $5,337,000 primarily due to increased losses during lease up at The Verge ($4,096,000) and .408 Jackson ($642,000).
•	The first nine months of 2022 included a $874,000 gain on sales of excess property at Brooksville.

Nine Months Segment Operating Results

Asset Management Segment:

Total revenues in this segment were $3,932,000, up $1,246,000 or 46.4%, over the same period last year. Operating profit was $1,225,000, up $618,000 from $607,000 in the same period last year. Revenues and operating profit are up partly because of rent growth at Cranberry Run, but primarily because of full occupancy at 1865 and 1841 62nd Street and the addition of 1941 62nd Street to this segment in March 2023. Net operating income in this segment was $2,726,000, up $862,000 or 46.2% compared to the same period last year.

Mining Royalty Lands Segment:

Total revenues in this segment were $9,628,000 versus $7,779,000 in the same period last year. Total operating profit in this segment was $8,031,000, an increase of $1,592,000 versus $6,439,000 in the same period last year. This increase is the result of the additional royalties from the acquisition in Astatula, Florida, which we completed at the beginning of the second quarter 2022, as well as increases in revenue at nearly every active location. Net Operating Income in this segment was $9,110,000, up $1,737,000 or 24% compared to the same period last year. As reported in a subsequent event note in the 10-Q from the quarter ended June 30, 2023, in August we received notification of an overpayment of $842,000 at a quarry where we share a property line within the pit. The operator incorrectly identified the reserves being mined as belonging to the Company instead of our neighboring landlord. After auditing and confirming the tenant’s findings, the Company has reached a resolution with the tenant to allow the overpayment to be deducted from a portion of future royalties, and we have worked with the tenant to improve processes and controls to prevent an incident of this type and magnitude from occurring in the future. This will impact future royalty revenue and revenue growth until the overpayment is satisfied.

Stabilized Joint Venture Segment:

In the fourth quarter of 2022, as part of our new partnership with Steuart Investment Company and MidAtlantic Realty Partners, we sold a 20% ownership interest in a tenancy-in-common (TIC) of Dock 79 and The Maren for $65.3 million, $44.5 million attributable to the Company, placing a combined valuation of the two buildings at $326.5 million.

Total revenues in this segment were $16,454,000, an increase of $493,000 versus $15,961,000 in the same period last year. The Maren’s revenue was $7,900,000, an increase of 5.7%, and Dock 79 revenues increased $66,000 or .8% to $8,553,000. Total operating profit in this segment was $2,556,000, an increase of $365,000 versus $2,191,000 in the same period last year. Pro-rata net operating income for this segment was $6,212,000, down $1,029,000 or 14.2% compared to the same period last year because of the sale of our 20% TIC interest in both properties to SIC, mitigated by $676,000 in pro-rata NOI from our share of the Riverside joint venture.

.

At the end of September, The Maren was 93.18% leased and 93.94% occupied. Average residential occupancy for the first nine months of 2023 was 96.11%, and 50.66% of expiring leases renewed with an average rent increase on renewals of 4.86%. The Maren is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 56.3% ownership.

Dock 79’s average residential occupancy for the first nine months of 2023 was 94.21%, and at the end of the quarter, Dock 79’s residential units were 93.44% leased and 95.74% occupied. Through the first nine months of the year, 67.90% of expiring leases renewed with an average rent increase on renewals of 3.11%. Dock 79 is a joint venture between the Company and MRP and SIC, in which FRP Holdings, Inc. is the majority partner with 52.8% ownership.

During the third quarter of 2022, we achieved stabilization at our Riverside Joint Venture in Greenville, South Carolina. At end of September, the building was 94.5% leased with 91.5% occupancy. Average occupancy for the first nine months of 2023 was 94.26% with 56.03% of expiring leases renewing with an average rental increase of 10.25%. Riverside is a joint venture with Woodfield Development and the Company owns 40% of the venture.

Summary and Outlook

Royalty revenue for this quarter was up 24.7% over the same period last year, and royalty revenue for the first nine months is up 23.8%. The last three quarters have been the three highest revenue quarters in this segment’s history. Mining royalty revenue for the last twelve months is $12.53 million, a 24.7% increase over the same period last year, and the segment’s highest revenue total over any twelve-month period.

In the Stabilized Joint Venture segment, pro-rata NOI is down for the segment for both the quarter and the first nine months, which is to be expected after selling 20% of our share of Dock 79 and The Maren to SIC. NOI for the two projects as a whole increased 1.0% ($10,163,000 vs $10,063,000) for the first nine months compared to the same period last year. At Dock 79, average occupancy (95.08%) remains in line with historic expectations, but the high renewal rate (71.43%) with reduced increases (2.30%) is consistent with a post-Covid glut in apartment supply in the DC market as evidenced by the negative trade-outs (-4.60%) we’re seeing at that building. The Maren performed slightly better with strong renewals (59.70%) at higher increases (3.18%) and positive trade-outs (4.60%), but at rates lower than we have experienced in the past prior to the second quarter of this year. Riverside in Greenville (which was added to this segment in the third quarter of 2022) has maintained strong occupancy (93.65% LTM) in its first year post-stabilization. Renewal rates for the quarter (52.83%) and year-to-date (56.03%) are consistent with expected results, and the increase on renewals (8.55% for Q3, 10.25% YTD) remain high. Our pro-rata share of NOI at Riverside this quarter was $231,000 and $676,000 for the first nine months.

In our Asset Management Segment, occupancy and our overall square-footage have increased since the third quarter of 2022, leading to a 46.2% increase in NOI for the first nine months compared to the same period last year. We are 95.6% leased and occupied on 548,785 square feet compared to 85.9% occupied on 447,035 square feet at the end of the third quarter of 2022.

As mentioned last quarter and in our recent Investor Day presentation, the heady cocktail of inflation, interest rates, increased construction costs, and a softening in the DC market because of an influx of new apartment projects have led us to shift our development strategy away from new developments in DC for the time being. We are shifting towards (relatively) less capital-intensive projects like warehouse construction, where we can use our cash on hand to finance construction on an all equity basis and develop in-demand industrial product while the interest rates on construction loans keep most development on the sidelines. To that end, we are underway on the construction of a $30 million spec warehouse project at our Chelsea site in Aberdeen, MD. We anticipate shell completion on this 259,200 square-foot building in the third quarter of 2024. We will continue to do the predevelopment work required to prepare the first phase of our partnership with SIC and MRP for vertical construction, but we will pause at that point until interest rates and construction costs come back in line with what’s required to make a reasonable return. We still have the utmost confidence in our assets and the markets in which they thrive. To that end, during the first nine months of 2023 we repurchased 36,909 shares at an average cost of $54.19 per share.

Conference Call

The Company will host a conference call on Thursday, November 9, 2023 at 10:00 a.m. (EDT). Analysts, stockholders and other interested parties may access the teleconference live by calling 1-800-274-8461 (passcode 82391) within the United States. International callers may dial 1-203-518-9814 (passcode 82391). Audio replay will be available until November 23, 2023 by dialing 1-888-567-0675 within the United States. International callers may dial 1-402-530-0417. No passcode needed. An audio replay will also be available on the Company’s investor relations page (https://www.frpdev.com/investor-relations/) following the call.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include, but are not limited to: the possibility that we may be unable to find appropriate investment opportunities; levels of construction activity in the markets served by our mining properties; demand for flexible warehouse/office facilities in the Baltimore-Washington-Northern Virginia area; demand for apartments in Washington D.C. and Greenville, South Carolina; our ability to obtain zoning and entitlements necessary for property development; the impact of lending and capital market conditions on our liquidity; our ability to finance projects or repay our debt; general real estate investment and development risks; vacancies in our properties; risks associated with developing and managing properties in partnership with others; competition; our ability to renew leases or re-lease spaces as leases expire; illiquidity of real estate investments; bankruptcy or defaults of tenants; the impact of restrictions imposed by our credit facility; the level and volatility of interest rates; environmental liabilities; inflation risks; cybersecurity risks; as well as other risks listed from time to time in our SEC filings; including but not limited to; our annual and quarterly reports. We have no obligation to revise or update any forward-looking statements, other than as imposed by law, as a result of future events or new information. Readers are cautioned not to place undue reliance on such forward-looking statements.

FRP Holdings, Inc. is a holding company engaged in the real estate business, namely (i) leasing and management of commercial properties owned by the Company, (ii) leasing and management of mining royalty land owned by the Company, (iii) real property acquisition, entitlement, development and construction primarily for apartment, retail, warehouse, and office, (iv) leasing and management of residential apartment buildings.

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts)

(Unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2023	2022	2023	2022
Revenues:
Lease revenue	$7,509	6,823	21,773	19,850
Mining lands lease revenue	3,082	2,471	9,628	7,779
Total Revenues	10,591	9,294	31,401	27,629

Cost of operations:
Depreciation, depletion and amortization	2,816	2,744	8,415	8,510
Operating expenses	2,012	1,967	5,574	5,316
Property taxes	919	1,034	2,745	3,103
Management company indirect	1,059	966	2,938	2,545
Corporate expenses	889	734	3,212	2,876
Total cost of operations	7,695	7,445	22,884	22,350

Total operating profit	2,896	1,849	8,517	5,279

Net investment income	2,700	1,188	8,207	3,206
Interest expense	(1,116)	(738)	(3,251)	(2,215)
Equity in loss of joint ventures	(2,913)	(1,878)	(10,585)	(5,248)
Gain (loss) on sale of real estate	(1)	141	7	874

Income before income taxes	1,566	562	2,895	1,896
Provision for (benefit from) income taxes	467	178	898	526

Net income	1,099	384	1,997	1,370
Loss attributable to noncontrolling interest	(160)	(96)	(425)	(439)
Net income attributable to the Company	$1,259	480	2,422	1,809

Earnings per common share:
Net income attributable to the Company-
Basic	$0.13	0.05	0.26	0.19
Diluted	$0.13	0.05	0.26	0.19

Number of shares (in thousands) used in computing:
-basic earnings per common share	9,423	9,397	9,423	9,382
-diluted earnings per common share	9,460	9,433	9,463	9,423

FRP HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands, except share data)

	September 30	December 31
Assets:	2023	2022
Real estate investments at cost:
Land	$141,578	141,579
Buildings and improvements	282,379	270,579
Projects under construction	4,689	12,208
Total investments in properties	428,646	424,366
Less accumulated depreciation and depletion	65,444	57,208
Net investments in properties	363,202	367,158

Real estate held for investment, at cost	10,510	10,182
Investments in joint ventures	154,025	140,525
Net real estate investments	527,737	517,865

Cash and cash equivalents	166,028	177,497
Cash held in escrow	646	797
Accounts receivable, net	1,683	1,166
Unrealized rents	1,452	856
Deferred costs	3,028	2,343
Other assets	583	560
Total assets	$701,157	701,084

Liabilities:
Secured notes payable	$178,668	178,557
Accounts payable and accrued liabilities	3,689	5,971
Other liabilities	1,886	1,886
Federal and state income taxes payable	704	18
Deferred revenue	1,029	259
Deferred income taxes	67,903	67,960
Deferred compensation	1,395	1,354
Tenant security deposits	889	868
Total liabilities	256,163	256,873

Commitments and contingencies

Equity:
Common stock, $.10 par value 25,000,000 shares authorized, 9,477,104 and 9,459,686 shares issued and outstanding, respectively	948	946
Capital in excess of par value	67,168	65,158
Retained earnings	343,002	342,317
Accumulated other comprehensive loss, net	(328)	(1,276)
Total shareholders’ equity	410,790	407,145
Noncontrolling interest	34,204	37,066
Total equity	444,994	444,211
Total liabilities and equity	$701,157	701,084

Asset Management Segment:

	Three months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$1,442	100.0%	935	100.0%	507	54.2%

Depreciation, depletion and amortization	369	25.5%	219	23.4%	150	68.5%
Operating expenses	173	12.0%	162	17.3%	11	6.8%
Property taxes	62	4.3%	53	5.7%	9	17.0%
Management company indirect	141	9.8%	109	11.7%	32	29.4%
Corporate expense	177	12.3%	127	13.6%	50	39.4%

Cost of operations	922	63.9%	670	71.7%	252	37.6%

Operating profit	$520	36.1%	265	28.3%	255	96.2%

Mining Royalty Lands Segment:

	Three months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Mining lands lease revenue	$3,082	100.0%	2,471	100.0%	611	24.7%

Depreciation, depletion and amortization	138	4.5%	172	7.0%	(34)	-19.8%
Operating expenses	18	0.6%	18	0.7%	—	0.0%
Property taxes	181	5.9%	69	2.8%	112	162.3%
Management company indirect	137	4.4%	129	5.2%	8	6.2%
Corporate expense	99	3.2%	83	3.4%	16	19.3%

Cost of operations	573	18.6%	471	19.1%	102	21.7%

Operating profit	$2,509	81.4%	2,000	80.9%	509	25.5%

Development Segment:

	Three months ended September 30
(dollars in thousands)	2023	2022	Change

Lease revenue	$434	412	22

Depreciation, depletion and amortization	44	47	(3)
Operating expenses	48	250	(202)
Property taxes	121	355	(234)
Management company indirect	665	625	40
Corporate expense	529	457	72

Cost of operations	1,407	1,734	(327)

Operating loss	$(973)	(1,322)	349

Stabilized Joint Venture Segment:

	Three months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$5,633	100.0%	5,476	100.0%	157	2.9%

Depreciation, depletion and amortization	2,265	40.2%	2,306	42.1%	(41)	-1.8%
Operating expenses	1,773	31.5%	1,537	28.1%	236	15.4%
Property taxes	555	9.8%	557	10.2%	(2)	-0.4%
Management company indirect	116	2.1%	103	1.9%	13	12.6%
Corporate expense	84	1.5%	67	1.2%	17	25.4%

Cost of operations	4,793	85.1%	4,570	83.5%	223	4.9%

Operating profit	$840	14.9%	906	16.5%	(66)	-7.3%

Asset Management Segment:

	Nine months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$3,932	100.0%	2,686	100.0%	1,246	46.4%

Depreciation, depletion and amortization	1,006	25.6%	683	25.4%	323	47.3%
Operating expenses	490	12.4%	441	16.4%	49	11.1%
Property taxes	185	4.7%	158	5.9%	27	17.1%
Management company indirect	396	10.1%	301	11.2%	95	31.6%
Corporate expense	630	16.0%	496	18.5%	134	27.0%

Cost of operations	2,707	68.8%	2,079	77.4%	628	30.2%

Operating profit	$1,225	31.2%	607	22.6%	618	101.8%

Mining Royalty Lands Segment:

	Nine months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Mining lands lease revenue	$9,628	100.0%	7,779	100.0%	1,849	23.8%

Depreciation, depletion and amortization	472	4.9%	416	5.4%	56	13.5%
Operating expenses	51	0.5%	50	0.6%	1	2.0%
Property taxes	324	3.4%	203	2.6%	121	59.6%
Management company indirect	390	4.1%	346	4.4%	44	12.7%
Corporate expense	360	3.7%	325	4.2%	35	10.8%

Cost of operations	1,597	16.6%	1,340	17.2%	257	19.2%

Operating profit	$8,031	83.4%	6,439	82.8%	1,592	24.7%

Development Segment:

	Nine months ended September 30
(dollars in thousands)	2023	2022	Change

Lease revenue	$1,387	1,203	184

Depreciation, depletion and amortization	140	139	1
Operating expenses	215	541	(326)
Property taxes	587	1,066	(479)
Management company indirect	1,822	1,621	201
Corporate expense	1,918	1,794	124

Cost of operations	4,682	5,161	(479)

Operating loss	$(3,295)	(3,958)	663

Stabilized Joint Venture Segment:

	Nine months ended September 30
(dollars in thousands)	2023	%	2022	%	Change	%

Lease revenue	$16,454	100.0%	15,961	100.0%	493	3.1%

Depreciation, depletion and amortization	6,797	41.3%	7,272	45.6%	(475)	-6.5%
Operating expenses	4,818	29.3%	4,284	26.9%	534	12.5%
Property taxes	1,649	10.0%	1,676	10.5%	(27)	-1.6%
Management company indirect	330	2.0%	277	1.7%	53	19.1%
Corporate expense	304	1.9%	261	1.6%	43	16.5%

Cost of operations	13,898	84.5%	13,770	86.3%	128	0.9%

Operating profit	$2,556	15.5%	2,191	13.7%	365	16.7%

Non-GAAP Financial Measures.

To supplement the financial results presented in accordance with GAAP, FRP presents certain non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. We believe these non-GAAP measures provide useful information to our Board of Directors, management and investors regarding certain trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, purposes of determining management incentive compensation and budgeting, forecasting and planning purposes. We provide Pro-rata net operating income (NOI) because we believe it assists investors and analysts in estimating our economic interest in our consolidated and unconsolidated partnerships, when read in conjunction with our reported results under GAAP. This measure is not, and should not be viewed as, a substitute for GAAP financial measures.

Pro-rata Net Operating Income Reconciliation
Nine months ended 09/30/23 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net Income (loss)	$892	(7,192)	(816)	5,842	3,270	1,996
Income Tax Allocation	331	(2,667)	(145)	2,168	1,212	899
Income (loss) before income taxes	1,223	(9,859)	(961)	8,010	4,482	2,895

Less:
Unrealized rents	531	—	—	143	—	674
Gain on sale of real estate	—	—	—	10	—	10
Interest income	—	3,692	—	—	4,515	8,207
Plus:
Unrealized rents	—	—	117	—	—	117
Loss on sale of real estate	2	—	1	—	—	3
Equity in loss of Joint Ventures	—	10,256	298	31	—	10,585
Professional fees - other	—	—	59	—	—	59
Interest Expense	—	—	3,218	—	33	3,251
Depreciation/Amortization	1,006	140	6,797	472	—	8,415
Management Co. Indirect	396	1,822	330	390	—	2,938
Allocated Corporate Expenses	630	1,918	304	360	—	3,212

Net Operating Income	2,726	585	10,163	9,110	—	22,584

NOI of noncontrolling interest	—	—	(4,627)	—	—	(4,627)
Pro-rata NOI from unconsolidated joint ventures	—	4,054	676	—	—	4,730

Pro-rata net operating income	$2,726	4,639	6,212	9,110	—	22,687

Pro-Rata Net Operating Income Reconciliation
Nine months ended 09/30/22 (in thousands)
			Stabilized
	Asset		Joint	Mining	Unallocated	FRP
	Management	Development	Venture	Royalties	Corporate	Holdings
	Segment	Segment	Segment	Segment	Expenses	Totals
Net income (loss)	$443	(4,953)	(166)	5,311	735	1,370
Income tax allocation	164	(1,837)	101	1,969	129	526
Income (loss) before income taxes	607	(6,790)	(65)	7,280	864	1,896

Less:
Unrealized rents	223	—	(62)	153	—	314
Gain on sale of real estate	—	—	—	874	—	874
Interest income	—	2,311	—	—	895	3,206
Plus:
Equity in loss of joint ventures	—	5,143	72	33	—	5,248
Interest expense	—	—	2,184	—	31	2,215
Depreciation/amortization	683	139	7,272	416	—	8,510
Management company indirect	301	1,621	277	346	—	2,545
Allocated Corporate expenses	496	1,794	261	325	—	2,876
Net operating income (loss)	1,864	(404)	10,063	7,373	—	18,896

NOI of noncontrolling interest	—	—	(3,212)	—	—	(3,212)
Pro-rata NOI from unconsolidated joint ventures	—	1,896	390	—	—	2,286

Pro-rata net operating income	$1,864	1,492	7,241	7,373	—	17,970

The following tables represent the Joint Venture and Development pro-rata NOI by project:

Development Segment:
	FRP	Bryant Street	BC FRP	.408	Verge	Total
Nine months ended	Portfolio	Partnership	Realty, LLC	Jackson	Partnership	Pro-rata NOI
9/30/2023	585	3,595	251	350	(142)	4,639
9/30/2022	(404)	1,853	277	(10)	(224)	1,492

Stabilized Joint Venture Segment:
			Riverside	Total
Nine months ended	Dock 79	The Maren	Joint Venture	Pro-rata NOI
9/30/2023	2,825	2,711	676	6,212
9/30/2022	3,316	3,535	390	7,241